Exhibit 10.5
Sirenza Microdevices, Inc.
General Incentive Plan Terms and Conditions
As amended on October 22, 2007
1. Application
Set forth below are the general terms and conditions (“Terms”) upon which eligible employees of Sirenza Microdevices, Inc. (the “Company”), its subsidiaries and affiliates will be allowed to participate in such corporate incentive plans as the Company may adopt from time to time, to the extent that such plans explicitly incorporate these Terms by reference. Each such corporate incentive plan incorporating said Terms is hereafter referred to as an “Incentive Plan”. With respect to any particular participant in any Incentive Plan, to the extent that the terms hereof conflict with the terms of any duly authorized and written employment, severance or change of control agreement between the Company or its subsidiary and such participant, the terms of the individual agreement shall control.
2. Eligibility
All employees of the Company, its subsidiaries and affiliates who the Committee specifically designates in an Incentive Plan shall be eligible to be selected to participate in such Incentive Plan. The Committee may select the eligible employees who shall participate in an Incentive Plan in any year at any time before or during such year. Selection to participate in an Incentive Plan in any year does not require the Committee to, or imply that the Committee will, select the same person to participate in the Incentive Plan in any subsequent year, and does not guarantee that any award under the Incentive Plan will be received by such employee in any given year.
3. Administration
Each Incentive Plan shall be administered by the Compensation Committee of the Board of Directors (the “Board”), or by another committee appointed by the Board consisting of not less than two (2) Directors who are not employees of the Company (the “Committee”). To the extent permitted by law, the Committee may delegate its administrative authority with respect to any Incentive Plan and, in the event of any such delegation of authority, the term “Committee” as used herein and in any Incentive Plan shall be deemed to refer to the Committee’s delegate as well as to the Committee. The Committee shall, subject to the provisions herein and in any Incentive Plan, select employees to participate therein; establish and administer the performance goals and the award opportunities applicable to each participant and determine whether the goals have been attained; construe and interpret the Incentive Plan and any agreement or instrument entered into under the Incentive Plan; establish, amend, or waive rules and regulations for the Incentive Plan’s administration; and make all other determinations which may be necessary or advisable for the administration of the Incentive Plan. Any determination by the Committee pursuant to the Incentive Plan shall be final, binding and conclusive on all employees and participants and anyone claiming under or through any of them.
4. Establishment of Performance Goals and Award Opportunities
At any time before or during each year, the Committee shall establish the method for computing the amount of compensation which may be payable under the Incentive Plan to each participant in the Incentive Plan for such year if the performance goals established by the Committee for such year are attained in whole or in part and if the participant’s employment by the Company, its subsidiaries and affiliates continues for the required period. The Committee shall also establish the performance goals for such year, which may be based on any of the following performance criteria, either alone or in any combination, and on either a consolidated or business unit level as the Committee may determine, or such other criteria as the Committee may select: sales, net asset turnover, earnings per share, cash flow, cash flow from operations, operating profit, net operating profit, net income, income from operations, operating margin, net income margin, return on net assets, return on total assets, return on common equity, return on total capital, and shareholder value added, total shareholder return, common stock price appreciation, total shareholder return relative to a defined marketplace, receivables growth, debt to equity ratios, earnings to fixed charges ratios, introduction of new products and/or services, or developing and/or implementing action plans or strategies.
The foregoing criteria shall have any reasonable definitions that the Committee may specify at the time such criteria are adopted, which may include or exclude any or all of the following items as the Committee may specify or such other items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuance of convertible debt securities); expenses for restructuring or productivity initiatives; other non-operating items; spending for or other effects of acquisitions; effects of divestitures; and effects of litigation activities and settlements. Any such performance criterion or combination of such criteria may apply to the participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.
5. Awards
Participating employees’ individual awards may vary as a percentage of their Participating Salaries, based on both the funding approved by the Committee and on the participant’s business unit, department, position, performance and contribution, or on other factors, as determined in the sole discretion of the Company. Participating Salary is defined as the product of the participant’s total base salary paid during a given Incentive Plan period, multiplied by the participant’s incentive pay percentage, at maximum funding. Absent Committee approval to the contrary, aggregate awards under an Incentive Plan for any period may not exceed 100% of the Participating Salaries of participants in such Incentive Plan for such period, as determined by the Committee.
6. Employment Requirement
A participant’s award under any Incentive Plan for any period shall be contingent on (i) continued employment by the Company, its subsidiaries and affiliates during all or part of such period, and (ii) continued employment by the Company through the relevant award payment date. Notwithstanding the preceding sentence:
(a)	participants beginning employment at the Company three (3) months or less prior to an award payment date will generally not be eligible to receive an award;

(b)	in the event of a change of control of the Company (as determined by the Committee) followed by a participant’s involuntary termination during such Incentive Plan period, an incentive award shall be paid to the participant under the Incentive Plan at the higher of (a) one half (1/2) of the maximum award available for such participant for such period (as determined by the Committee), or (b) the award that would have been earned by the participant based on projected Company performance for the full period, determined by the Committee at the time the change of control occurs. Such incentive award shall be paid to the participant as soon as reasonably practicable following the participant’s involuntary termination, but in no event later than the 15th day of the third month following the end of the calendar year in which the participant’s involuntary termination occurred; and

(c)	in the event that the employment of a participant otherwise eligible for an incentive award is involuntarily terminated by the Company after the end of a plan period, but before the related award payment date for that plan period, other than a termination based on such participant’s commission of a crime or an act of fraud or dishonesty, material violation of Company policy or gross insubordination or misconduct, the participant shall remain entitled to receive the full amount of the award he or she otherwise would have actually earned under the Incentive Plan in such plan period had he or she remained a Company employee through the award payment date, payable on the award payment date; provided, however, that in no event shall such award be paid to the participant later than the 15th day of the third month following the end of the calendar year in which the participant was involuntarily terminated.
A participant whose employment terminates prior to the end of a period or an award payment date for any reason not excepted above shall not be entitled to any award under any Incentive Plan for that period.
Notwithstanding (b) and (c) above, in the event that a participant is subject to an employment agreement, change of control agreement or other severance arrangement that provides that any severance benefits payable pursuant to such agreement and/or any other severance payments or separation benefits, in each case which may be considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any other guidance promulgated thereunder, as they each may be amended from time to time (“Section 409A”), will be subject to a six (6) month delay in the event that the individual is a “specified employee” within the meaning of Section 409A at the time of the individual’s termination of employment, then any incentive award payments that are payable hereunder upon such individual’s involuntary termination shall also be subject to such six (6) month delay, and will accrue during such six (6) month period and become payable in a lump sum payment on the date six (6) months and one (1) day following the date of the individual’s termination of employment, in accordance with the employment agreement, change of control agreement or other severance arrangement.
7. Payment of Awards
Except as provided otherwise in an Incentive Plan or by the Committee, payment of each award under this Incentive Plan for any period shall be contingent upon a determination by the Committee that the performance goals and employment conditions applicable to such award have been satisfied. Unless and until the Committee so determines, such award shall not be paid. Unless the Committee provides otherwise, (a) earned awards shall be paid promptly following such determination, and (b) such payment shall be made in cash, Company stock or other form of consideration selected by the Committee in its sole discretion (subject to any payroll tax withholding the Company may determine applies in its sole discretion). Notwithstanding the foregoing, and except as provided in the last paragraph of Section 6, in no event shall earned awards be paid later than the 15th day of the third month following the end of the calendar year in which the award was earned.
8. Amendment or Termination
The Committee may amend, modify or terminate the terms contained herein or in any Incentive Plan at any time in its sole discretion. Absent Committee approval to the contrary, no such amendment or termination shall have the effect of accelerating any award under any Incentive Plan or causing an award to become payable.
9. Interpretation and Construction
No provision hereof or of an Incentive Plan, nor the selection of any eligible employee to participate in an Incentive Plan, shall constitute an employment agreement or affect the duration of any participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the participant specifically provides otherwise. Both the participant and the Company shall remain free to terminate employment at any time to the same extent as if no Incentive Plan had been adopted.

10. Governing Law
The terms of each Incentive Plan (as augmented by the term contained herein) shall be governed by the laws of the State of Delaware, without reference to the conflicts of laws principles of that state.